Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between PHILIP J. HAWK, an individual (“Hawk”), and TEAM, INC., a Texas corporation (“Team”), to be effective as January 31, 2005 (the “Effective Date”).

Introduction

Team employed Hawk as its Chief Executive Officer pursuant to an employment agreement made effective as of November 2, 1998 and amended as of October 1, 2001. The term of that employment agreement as amended terminates as of January 31, 2005 and the parties hereto wish to enter into a new employment agreement that will become effective as of the Effective Date.

NOW, THEREFORE, in consideration of the premises, and the covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Employment as Chief Executive Officer. Subject to the terms and conditions hereinafter stated, Team shall employ Hawk and Hawk shall serve as Chief Executive Officer of Team with the duties specified in Section 2 below throughout the Term (defined in Section 6 below).

2. Duties as Chief Executive Officer. Hawk agrees to serve throughout the Term as Chief Executive Officer of Team, subject to the Team Bylaws and management policies, and to perform such other duties as shall from time to time be reasonably assigned to Hawk by the Board of Directors of Team (“Board”) which are consistent with Hawk’s position as Chief Executive Officer. Hawk shall, as consideration for serving hereunder as Team’s Chief Executive Officer, be compensated in the manner provided in Section 3 below. No change in the duties of Hawk that are consistent with his position as Chief Executive Officer shall result in a termination or rescission of this Agreement. Hawk acknowledges that the position of Chief Executive Officer is a full-time position, and he shall devote such time and attention to perform his duties hereunder as is consistent with such full-time position. Hawk shall be permitted to serve on the Boards of Directors of NCI Building Systems, Inc., and ABS Group of Companies, Inc., and of such other corporations as may be approved by the Board from time to time. The foregoing notwithstanding, the parties recognize and agree that Hawk may engage in personal investments and other business activities that do not conflict with the business of and affairs of Team or interfere with Hawk’s performance of his duties as a full-time employee hereunder. Hawk shall make available to Team any and all business opportunities that become available to Hawk that involve an area of business in which Team or any Affiliate thereof conducts business. Any such business opportunities shall be the property of Team.

3. Compensation.

a. Chief Executive Officer. Throughout the Term, Hawk shall be paid not less than THREE HUNDRED NINTY-FIVE THOUSAND FOUR Dollars ($395,004.00) per year (“Base Compensation”), in equal and consecutive monthly installments of not less than THIRTY-TWO THOUSAND NINE HUNDRED SEVENTEEN DOLLARS ($32,917), as that sum may increase from time to time (“Monthly Salary Payments”).

b. Performance Bonus. The Board shall evaluate Hawk’s performance with respect to each fiscal year that he is employed by Team and in conjunction with such evaluation the Board shall determine the amount of bonus (“Performance Bonus”) that Hawk shall receive for such fiscal year. All decisions with respect to Performance Bonuses shall be made by the Board acting in its sole and absolute discretion.

4. Stock Options. Hawk currently holds options (the “Current Options”) to acquire four hundred thousand (400,000) shares of Team’s common stock, $0.30 par value (the “Shares”). Subject to the requisite approvals referred to in Section 4(h), Team will hereafter grant Hawk options (“Replacement Options”) to acquire up to an additional four hundred thousand Shares in the aggregate subject to the following limitations:

a. Hawk must be an employee of Team as of the date of each grant of Replacement Options;

b. Team shall during each calendar year commencing 2005, grant Hawk Replacement Options to acquire the lesser of one hundred thousand (100,000) Shares or the number of Shares that Hawk acquires during such calendar year from the exercise of Current Options. If Hawk acquires less than one hundred thousand (100,000) Shares in calendar year 2005, the difference between the number of shares acquired and one hundred thousand (100,000) shall be deemed the “2005 Residual Replacement Options.”

c. In calendar year, 2006, Hawk shall be entitled to receive Replacement Options for Shares acquired from the exercise of Current Options up to the sum of one hundred thousand (100,000) Replacement Options plus the number of 2005 Residual Replacement Options still available, if any. At the end of 2006, any Replacement Options available for grant, but not granted in that year shall be deemed the “2006 Residual Replacement Options.”

d. In calendar year 2007, Hawk shall be entitled to receive Replacement Options for Shares acquired from the exercise of Current Options up to the sum of one hundred thousand (100,000) Replacement Options plus the number of 2006 Residual Replacement Options still available, if any. At the end of 2007, any Replacement Options available for grant, but not granted in that year shall be deemed the “2007 Residual Replacement Options.”

e. In calendar year 2008, the total number of Replacement Options available for grant shall be four hundred thousand (400,000) options less the number of all Replacement Options granted in the previous three years (2005, 2006, and 2007); provided, however, that it is understood that the number of Shares that will be covered by Replacement Options (including Residual Replacement Options) that Team shall grant pursuant to this Section 4 shall not exceed 400,000.

f. Team shall grant the Replacement Options simultaneously with each acquisition by Hawk of Shares pursuant to his exercise of Current Options except that

Replacement Options shall only be granted with respect to 50,000 Shares or more per grant and if Current Options are exercised with respect to fewer than 50,000 Shares on any occasion, the issuance of the Replacement Options with respect thereto will be deferred until such time as Current Options for a minimum of 50,000 Shares shall have been exercised on a cumulative basis. This minimum 50,000 Shares Replacement Option requirement shall thereafter be applied again following each succeeding exercise of a Current Option subsequent to the issuance of a Replacement Option;

g. If during any calendar year during the Term of this Agreement the number of Shares Hawk acquires from the exercise of Current Options exceeds the number of Replacement Options available in that year, Team shall, on the first business day of the succeeding calendar year, grant Hawk Replacement Options to acquire the number of Shares that Hawk acquired from the exercise of Current Options during prior years for which no Replacement Options shall have theretofore been granted, but subject to the limit of the number of Replacement Options available for grant in that succeeding calendar year per sections 4(b)-(f).

h. The Replacement Options shall be granted pursuant to the provisions of the Team, Inc., 1998 Incentive Stock Option Plan (“ISO Plan”), if applicable, and/or pursuant to the Team, Inc. 2004 Stock Option and Award Plan (“Restricted Plan”), and/or pursuant to any other equivalent future Stock Option and Award Plan that Team may develop, adopt, or effect as determined at the time of each grant by the Board. Subject to the provisions of the applicable option plans: (i) the exercise price of each option will be the fair market value of the Shares as of the date of such grant, (ii) twenty five percent (25%) of the options shall become exercisable as of each of the four annual anniversary dates of the grant; and, (iii) if Hawk’s employment is terminated by Team “without cause” pursuant to Section 7(a) or by Hawk “for cause” pursuant to Section 7(c) hereof, all Replacement Options shall thereupon become vested and exercisable until the expiration thereof. The Board shall make reasonable and good faith efforts to have sufficient options reserved, authorized and approved under the option plans for the purpose of this Agreement.

5. Other Benefits as Chief Executive Officer. While serving as Team’s Chief Executive Officer, Hawk shall be entitled to paid vacations (up to five (5) weeks per year), expense reimbursements, automobile allowances and similar perquisites incidental or necessary to the performance of his duties or in accordance with the policies and procedures established by Team from time to time. Team shall pay Hawk’s World President’s Organization membership and meeting expenses, not to exceed $6,000.00 per year. Hawk shall further be entitled to participate in each plan established to provide fringe benefits or insurance benefits to employees of Team at the time and for so long as he meets the eligibility criteria established for the plan and shall receive benefits thereunder based on the terms of the plan. Hawk’s eligibility and benefit level shall be determined separately for each plan and all determinations shall be made by the parties charged with responsibility for such determinations in the plan. Team is under no obligation to establish any plan or plans to provide benefits for its employees and this provision shall not be interpreted to require the establishment of any benefit plan. The terms of any benefit plans existing, established, or provided hereafter do not constitute a part of this Agreement and are not incorporated herein for any purpose.

6. Term. The Term (“Term”) of this Agreement shall commence as of the Effective Date and, unless sooner terminated by the parties pursuant to Section 7, shall terminate on January 31, 2008. The Term shall also include any renewal, extension or continuation of this

Agreement. Should this Agreement not be extended beyond the Term by mutual agreement of Hawk and Team, then this Agreement shall renew on a month-to-month basis, and all provisions of this Agreement shall continue to apply in full force and effect except that the employment relationship between Hawk and Team shall be terminable at any time upon thirty (30) days’ prior written notice by either Hawk or Team for any reason whatsoever, with or without cause. However, if Hawk’s employment beyond the Term continues on a month-to-month basis, and his employment is thereafter terminated for any of the reasons or purposes set forth in Section 7(a) or Section 7(c) hereof, Hawk (or his estate if he is then deceased) shall be entitled to receive Termination Benefits in accordance with the provisions of Section 7(f) below.

7. Termination.

a. Team’s Termination Rights Without Cause. Team shall be permitted to terminate Hawk’s employment “without cause” hereunder by giving Hawk at least thirty (30) days’ prior written notice of such termination. “Without cause” is any reason or event other than the events that constitute “cause” as defined in Section 7(b) below. For purposes of this Agreement, Hawk’s death or permanent disability (as reasonably determined by the Board after conferring with Hawk and whatever medical doctors Hawk may select, provided such medical doctors are reasonably acceptable to the Board, to assist in such determination) shall be deemed a termination without cause and shall be subject to all of the provisions of this Section 7(a).

b. Team’s Termination Rights For Cause. Notwithstanding anything to the contrary contained or implied herein, Team may terminate this Agreement and all of its continuing obligations to Hawk hereunder “for cause” by giving written notice of such termination “for cause” to Hawk. For purposes of Section 7(b) this Agreement, the phrase “for cause” shall mean the good faith determination by the Board that one of the following events has occurred: (i) Hawk has knowingly committed acts involving fraud, dishonesty or violations of criminal or other statutes involving moral turpitude; or (ii) Hawk’s material breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice to Hawk by Team of such breach. At least ten (10) days prior to making a final determination that “cause” exists for termination of the employment relationship between Team and Hawk, the Board shall provide Hawk written notice as to the facts and circumstances which are the basis for a possible determination that “cause” exists and shall provide an opportunity for Hawk to meet with and be heard by the entire Board prior to making such final determination.

In making the determinations described in Section 7(b) above, Team shall act reasonably and in good faith and any such determination shall be required to be made by the affirmative vote of a majority of the members of the Board. In the event that Team terminates this Agreement for cause as specified above, Hawk shall not be entitled to receive any further compensation under this Agreement from and after the date of such termination for cause.

c. Hawk’s Termination Rights for Cause. Hawk may terminate this Agreement “for cause” after the occurrence of one or more of the following events:

(i) Team’s assignment to Hawk of duties inconsistent with the duties of Chief Executive Officer of Team;

(ii) the failure of Team to maintain Hawk in the position of Chief Executive Officer;

(iii) the removal or non-election of Hawk to Team’s Board of Directors as its Chairman;

(iv) the reduction in Hawk’s Base Compensation;

(v) a material breach by Team of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice to Team by Hawk of such breach;

(vi) the change of the location for the primary performance of Hawk’s services under this Agreement from Alvin, Texas to a city which is more than fifty (50) miles away from such location, which change is not approved by Hawk;

(vii) a “Change of Control” of Team (as that term is defined in Section 24(b) of this Agreement) occurs in a transaction that is not recommended by Team’s Board of Directors or in a transaction that is recommended by Team’s Board of Directors other than a “Management Buyout Transaction “ as that term is defined in Section 24(d) of this Agreement; or

(viii) Team’s failure to grant Replacement Options pursuant to Section 4 above.

d. Hawk’s Termination Rights Without Cause. Hawk may terminate this Agreement without cause upon thirty (30) days’ prior written notice to Team. In such event, Hawk shall be entitled to receive as his total remaining entitlements hereunder the Monthly Salary Payments through the last date Hawk actually works and shall not be entitled to receive any further compensation from and after such date.

e. Reemployment. Hawk shall have the right (but not be under any duty or obligation) to seek or accept other employment following any termination of this Agreement, and the amounts due Hawk hereunder shall not be reduced or suspended if Hawk accepts subsequent employment thereafter.

f. Termination Benefits. If Hawk’s employment terminates either during the Term of this Agreement or while he is employed on a month-to-month basis as provided in Section 6, and such termination is by Team “without cause” pursuant to Section 7(a) or such termination is by Hawk “for cause” pursuant to Section 7(c), Hawk (or his estate if he is deceased) shall be entitled to receive termination benefits (“Termination Benefit”) payable at the times specified below in the aggregate amounts of (i) two hundred percent (200%) of the amount of his annual Base Compensation as of the effective date of such termination, and (ii) two hundred percent (200%) of the average of the amount of the Performance Bonus that he shall have been awarded for the three years preceding the effective date of such termination. If such termination results from Hawk’s death, or “for cause” by Hawk pursuant to Section 7(c)(vii), the full amount of the Termination Benefit shall become due and payable and shall be paid in full on the twenty fifth (25th) day following the date of such termination; otherwise, the Termination Benefits shall be paid in twelve equal consecutive monthly installments with the first such payment to be due and payable on the last day of the month following the month during which such termination occurs.

8. Protection of Confidential Information and Goodwill. While serving as Team’s Chief Executive Officer, Hawk shall have access to confidential or proprietary information or trade secrets of Team, including, but not limited to, information with respect to Team or its Affiliates (as defined in Section 18 herein) as follows: the identity, lists, and/or descriptions of any customers of Team; financial statements, cost reports, and other financial information; product or service pricing information; contracts, contract proposals and bidding information; policies and procedures developed as part of a confidential business plan; and management systems and procedures, including manuals and supplements thereto (collectively, “Trade Secrets”). Notwithstanding the foregoing, Trade Secrets shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Team or its Affiliates; (ii) has been independently developed and disclosed to the general public by others; or (iii) otherwise enters the public domain through lawful means. Hawk hereby covenants and agrees as follows:

a. Hawk shall not use or disclose, directly or indirectly, for any reason whatsoever or in any way the Trade Secrets, other than (i) at the direction of Team during the course of Hawk’s employment, (ii) after receipt of the prior written consent of Team, (iii) as required by any court or governmental regulatory agency having competent jurisdiction over Team or its business or over Hawk, or (iv) information made public by Team or information known or generally available within Team’s industry.

b. During the Term and for a period of two (2) years after the termination of Hawk’s employment with Team, Hawk shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Team or any Affiliate of Team (as defined in Paragraph 18 hereof) as such business is presently conducted and as conducted during the Term; provided, however, that following the Term, the covenant contained in this subsection shall not pertain to activities which occur more than one hundred (100) miles from any operating facility of Team or any Affiliate of Team.

c. During the Term and for a period of two (2) years following the termination of Hawk’s employment with Team, Hawk shall not solicit or negotiate, directly or indirectly, any contract or agreement that constitutes or would constitute engaging in competition with the business of Team or any Affiliate of Team as presently conducted and as conducted during the Term; provided, however, that following the Term, the covenant contained in this subsection shall not pertain to activities which occur more man one hundred (100) miles from any operating facility of Team or any Affiliate of Team.

d. During the Term and for a period of two (2) years following the termination of Hawk’s employment with Team, Hawk shall not solicit for employment or employ, directly or indirectly, any employee employed by Team or any Affiliate within the one (1) year period immediately prior to such solicitation for employment.

e. Hawk shall not use the name of Team or any Affiliate of Team in connection with any business that is in competition in any manner whatsoever with the business of Team or any Affiliate of Team as presently conducted and as conducted during the Term.

f. Team and Hawk agree that the covenants set forth in this Section 8 shall accrue to the benefit of Team, irrespective of the reason for termination of the other provisions of this Agreement and the corresponding employment relationship created herein, or Hawk’s performance hereunder.

g. In connection with the limited protection afforded Team by the covenants contained within this Section 8, Hawk recognizes that Team’s need for the covenants is based on the following:

(i) Team has spent and will expend substantial time, money and effort in developing (x) its maintenance, repair and energy management businesses and (y) valuable Trade Secrets, including, without limitation, a valuable list of customers and information about their requirements and needs, purchasing patterns and internal purchasing procedures;

(ii) Hawk, in the course of the Term, has been and will be compensated to help develop, and has been and will be personally entrusted with and exposed to, the Trade Secrets, including, without limitation, Team’s contract, business development plans and opportunities, trade secrets and other confidential and proprietary information;

(iii) Team, during the Term and after its termination, will be engaged in the highly competitive maintenance, repair and energy management businesses in which many firms, including Team, compete;

(iv) Team provides and will provide services throughout the United States and Hawk will be involved in providing such services through operating facilities and Affiliates of Team;

(v) Hawk could, after having access to the Trade Secrets, including, without limitation, Team’s financial records, contracts, technology and associated trade secrets and know-how and receiving further training by and experience with Team, and after reviewing Team’s trade secrets and confidential information, become a competitor;

(vi) Team will suffer great loss and irreparable harm if, during or after the Term, Hawk enters directly or indirectly into competition with Team;

(vii) Hawk hereby specifically acknowledges and agrees that the temporal, geographical and other restrictions contained in this Section 8 are reasonable and necessary to protect the business and prospects of Team, and that the enforcement of the provisions of this Section 8 will not work an undue hardship on him; and

(viii) Hawk further agrees that in the event either the length of time, geographical or any other restrictions, or portion thereof, set forth in this Section 8 is overly restrictive and unenforceable in any court proceeding, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances and the parties agree that the restrictions of this Section 8 will remain in full force and effect as reduced or modified.

h. Hawk further agrees and acknowledges that Team does not have an adequate remedy at law for the breach or threatened breach by him of the covenants contained in this Section 8 and Hawk therefore specifically agrees that Team, in the event of the breach or threatened breach by Hawk of any of the Hawk’s covenants contained in Section 8 of this Agreement, in addition to other remedies which may be available to it under Section 13 below, may file a suit in equity to enjoin Hawk from such breach or threatened breach.

i. Nothing in this Section 8 shall be deemed to prevent Hawk from acquiring through market purchases and owning, solely as an investment, less than one percent (1%) in the aggregate of the equity or debt securities of any class of any issuer whose shares are registered under §12(b) or §12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use of any such issuer.

Hawk further agrees, in the event that any provision of this Section 8 is held to be invalid or against public policy, the remaining provisions of this Section 8 and the remainder of this Agreement shall not be affected thereby.

9. Property of Team. Hawk agrees that, upon the termination of the Term, he will immediately surrender to Team all property, equipment, funds, lists, books, records, and other materials of Team in the possession of or provided to Hawk.

10. Indemnification. Team and its Affiliates shall indemnify Hawk to the maximum extent allowed or provided in the Articles of Incorporation and/or Bylaws of Team and its Affiliates and also to the maximum extent provided for in any agreement containing indemnification provisions between Team, its Affiliates and any other director or officer of Team and/or its Affiliates. Hawk shall be entitled to such insurance coverages to secure Team’s indemnity obligations described herein as are afforded to other Team officers and directors.

11. Governing Law. This Agreement and all issues relating to the validity, interpretation, and performance hereof shall be governed by and interpreted under the laws of the State of Texas, without regard to any law, whether of Texas or any other jurisdiction, that would apply the laws of any jurisdiction other than Texas. The parties hereby consent to jurisdiction and venue in any court of competent jurisdiction in Harris County, Texas, or the United States District Court for the Southern District of Texas, Houston Division, and either party may bring any suit that they desire to institute upon this Agreement in any such court.

12. Arbitration. If a dispute arises out of or related to this Agreement, or its breach, and if the dispute cannot be settled through direct discussion, then Team and Hawk agree that any dispute, controversy, or claim arising out of or relating to this Agreement, the breach of this Agreement, or an injunction issued in an action provided under Section 8(h) shall be settled by arbitration administered in Houston, Texas by the American Arbitration Association under its commercial arbitration rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. This arbitration provision does not prohibit Team from seeking injunctive relief as provided in Section 8(h) above prior to a demand for arbitration. Team and Hawk agree to have their disputes and claims decided by one arbitrator mutually agreed upon by both parties. The prevailing party in arbitration may recover its/his reasonable attorney fees and arbitration costs from the non-prevailing party. Within 30 days of a demand for arbitration from either party, Team agrees to file with the court a joint agreed motion to dissolve all injunctions that may have been entered pursuant to Section 8(h) and proposed order.

13. Remedies. Any damages resulting from a breach or violation of any of the covenants or obligations set forth in this Agreement or from or after an injunction shall be determined by the arbitrator. Each party may pursue any of the remedies described in this Section 13 concurrently or consecutively, in any order, as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other such remedies.

14. Notices. Any notice or request herein required or permitted to be given to any party hereunder shall be given in writing and shall be personally delivered or sent to such party by United States certified or registered mail, return receipt requested, with postage prepaid, at the address set forth below the signature of such party hereto or at such other address as such party may designate by written communication to the other party pursuant to, and in accordance with, this Section 14. Each notice given in accordance with this Section 14 shall be deemed to have been given, if personally delivered, on the date personally delivered, or, if mailed, on the day on which it is deposited in the United States mail, and shall be deemed to be received or delivered, if personally delivered, on the date personally delivered, or, if mailed, on the third business day following the day on which it is deposited in the United States mail.

15. Headings. The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall not be construed or interpreted to restrict or modify any of the terms or provisions hereof.

16. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the Term, such provision shall be fully severable, and this Agreement and each separate provision hereof shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable, if such reformation is allowable under applicable law.

17. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each party hereto and each party’s respective successors, heirs, permitted assigns, and legal representatives.

18. Definition of “Affiliate.” For purposes of this Agreement, the term “Affiliate” means any subsidiary of Team. For purposes of this definition, a subsidiary of Team means any corporation or other entity whose outstanding equity interest are more than fifty percent (50%) directly owned by Team and shall further mean any corporation or other entity whose outstanding equity interest are at least fifty percent (50%) owned through an unbroken chain of ownership through other subsidiaries of Team.

19. Assignment. This Agreement and any interest herein or rights, duties, or obligations hereunder may be assigned or delegated by Team without the prior written consent of the Hawk, but no such assignment may be made by Hawk.

20. Survival. The representations, covenants, and obligations of the parties to this Agreement survive the termination of this Agreement.

21. Team Policies, Regulations, and Guidelines for Employees. Team may issue policies, rules, regulations, guidelines, procedures, or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees. These materials are general guidelines for Hawk’s information and shall not be construed to alter, modify, or amend this Agreement for any purpose whatsoever.

22. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof, unless expressly provided otherwise herein. No amendment, modification, or termination of this Agreement, unless expressly provided otherwise herein, shall be valid unless made in writing and signed by each of the parties whose rights, duties, or obligations hereunder would in any way be affected by an amendment, modification, or termination. Unless expressly set forth herein, no representations, inducements, or agreements have been made to induce either Hawk or Team to enter into this Agreement. This Agreement is the sole source of rights and duties as between Team and Hawk relating to the subject matter of this Agreement.

23. Key-Man Insurance. Team shall be entitled to own, purchase and maintain life or other insurance on the life or disability of Hawk for Team’s exclusive benefit. Hawk shall execute all documents and perform all acts necessary to enable Team to effect such insurance.

24. Miscellaneous Definitions.

a. “Beneficial Owner” shall be defined by reference to Rule 13(d)-3 under the Securities Exchange Act of 1934; provided, however, and without limitation, any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be the Beneficial Owner of such Voting Stock.

b. “Change of Control” shall mean the occurrence of any of the following: (i) Team merges or consolidates with any other entity other than a merger or consolidation of Team which would result in the Voting Stock of Team outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the total voting power represented by the voting securities of Team or such surviving entity immediately after, or (ii) Team sells all or substantially all of its assets to any other person or entity or group or persons acting in concert, or (iii) Team is dissolved, or if (iv) any third person or entity together with its affiliated or subsidiary entities shall become, directly or indirectly, the Beneficial Owner of at least 30% of the Voting Stock of Team, or if (v) the individuals who constituted the members of Team’s Board of Directors as of the Effective Date (“Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election or nomination for election by Team’s stockholders was approved by a vote of eighty percent (80%) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Team in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (v), considered as though such person were a member of the Incumbent Board.

c. “Voting Stock” shall mean all outstanding shares of capital stock of Team entitled to vote generally in elections for directors, considered as one class; provided, however, that if Team has shares of Voting Stock entitled to more or less than one vote for any such share, each reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares.

d. “Management Buyout Transaction” shall mean any Change of Control in which the aggregate percentage ownership of Shares of capital stock by Hawk after giving effect to such transaction is higher than the aggregate percentage ownership of Shares by Hawk prior to giving effect to such transaction. Shares, underlying options, warrants and convertible securities shall be counted on an as-if-converted, fully-diluted basis in making the foregoing calculations.

25. Parachute Tax. In the event that any amount payable to Hawk under this Agreement or as a result of the acceleration of the vesting of any stock option granted to Hawk shall constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations thereunder, and Hawk becomes liable for any excise tax penalties (“Parachute Tax Amount”) that are imposed on excess parachute payments” pursuant to Section 4999 of the Code, Team shall make a cash payment to Hawk in an amount equal to the result obtained by multiplying the Parachute Tax Amount by a fraction, the numerator of which is one and the denominator of which is one minus the sum of the “parachute tax rate” (as such term is hereinafter defined) and the “regular tax rate” (as such term is hereinafter defined). As used herein, the term “parachute tax rate” shall mean the maximum rate of tax imposed under Section 4999 of the Code or the corresponding provision of any successor statute and the term “regular tax rate” shall mean the maximum statutory rate of federal income tax imposed on individuals under Section 1 of the Code or the corresponding provision of any successor statute (disregarding any tax rate imposed on limited amounts of income as a phase-out of a lower tax rate).

26. Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any telecopied signature shall be deemed a manually executed and delivered original. Team represents that the person who executes this Agreement on behalf of Team has the authority of the Board of Directors to execute this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on this the 31st day of January, 2005.

/s/ Philip J. Hawk
PHILIP J. HAWK

Address:
4 Bradfield Court
Houston, TX 77024

TEAM, INC.

By:	/s/ Jack M. Johnson
Printed Name:	Jack M. Johnson
Title:	Director and Chairman of Compensation
Committee

Address:
200 Hermann Drive
Alvin, TX 77511